Exhibit 10.13

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of January 1, 2023 (the “Effective Date”), by and between PIMA COUNTY, a political subdivision of the State of Arizona (“Landlord”), and WORLD VIEW ENTERPRISES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord owns that certain improved real property consisting of approximately 11.96 acres in size, which is more particularly described on Exhibit A-I and depicted on Exhibit A-II (the “Subject Property”), which is within an area designated by Landlord as an Aerospace, Defense, and Technology Business and Research Park and is referred to as the Aerospace Research Campus (ARC) in Tucson, Arizona. The Subject Property includes approximately 142,000 square feet of industrial manufacturing, office, and warehouse space (the “Subject Facility”).

B. Tenant is a near-space exploration company that utilizes proprietary high-altitude balloon technology to lift people and scientific payloads as much as twenty miles above earth for purposes of space tourism, other commercial applications, and scientific research (collectively, the “Project”).

C. Landlord and Tenant previously executed a Lease-Purchase Agreement on February 29, 2016 (the “Lease-Purchase Agreement”). This Lease terminates the Lease-Purchase Agreement and releases all claims that Landlord and Tenant have from the Lease-Purchase Agreement.

D. This Lease allows Tenant to operate on the Subject Property and to launch high-altitude balloons on a parcel of land consisting of approximately 16.20 acres adjacent to the Subject Property (the “Space Port Parcel”).

E. Landlord previously constructed a publicly available launch pad (the “Space Port”) on the Space Port Parcel.

F. Landlord is willing to lease the Subject Property (also referenced as the “Leased Property” or “Project Property”) to Tenant. The parties have an agreement in which Tenant agrees to operate and maintain the adjacent Space Port, making it available for use by others, in exchange for the right to use it on a nonexclusive basis in connection with its operations on the Subject Property (the “Space Port Agreement”). Ownership of the Space Port is retained by Landlord for public use consistent with its purpose.

G. Tenant is aware of the proximity of the Leased Property to both Tucson International Airport and Davis Monthan Air Force Base, and has determined that it can safely, and in compliance with all FAA and all other applicable governmental laws and regulations, launch its balloons from the Space Port Parcel.

H. Tenant would like to retain and expand its business in Tucson. Tenant would not have agreed to do this without Landlord’s willingness to enter into this Lease.

I. The Pima County Board of Supervisors (the “Board”) has authority under A.R.S. § 11-254.04 to engage in any “activity that the board of supervisors has found and determined will assist in the creation or retention of jobs or will otherwise improve or enhance the economic welfare of the inhabitants of the county,” including specifically the “acquisition, improvement, leasing or conveyance of real or personal property.” The Board has determined that Tenant’s operations, and hence this Lease, will have a significant positive impact on the economic welfare of Pima County, Arizona’s inhabitants in retaining high-paying jobs well above minimum wage within Pima County, based on Tenant’s anticipated employment and salary levels for the Project as stated in Section 7.1.

J. Based on the foregoing, among other things, Landlord is willing to lease to Tenant the Subject Property, and Landlord is willing to grant Tenant an option to purchase the Project Property, and Tenant is willing to grant Landlord a series of options to repurchase portions of the Project Property, all upon and subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree as follows:

1. BASIC LEASE INFORMATION; CERTAIN DEFINITIONS. Each reference in this Lease to the information and definitions contained in this Section 1, including, without limitation, each use of the terms capitalized and defined in this Section 1, shall refer to and have the following meanings:

1.1. Adjacent Parcel: Approximately 6 acres of unimproved real property adjacent to the Subject Property within the Aerospace Research Campus in Tucson, Arizona, which is more particularly described on Exhibit B-I and depicted on Exhibit B-II, which is within an area designated by Landlord as an Aerospace, Defense, and Technology Business and Research Park and is referred to as the Aerospace Research Campus (ARC) in Tucson, Arizona.

1.2. Base Rent:

Base Rent will begin accruing on the Effective Date for the Subject Property and Tenant will pay the Base Rent, based on the fair market rent as determined by the most recent third-party appraisal, on a monthly basis as follows:

Subject Property
Lease Year	Per SF/Building Rent	Annual Rent Based on 90% of Market Rent	Rent Payable Monthly
1	$8.10	$1,035,180	$86,265.00
2	$8.30	$1,060,740	$88,395.00
3	$8.51	$1,087,578	$90,631.50
4	$8.72	$1,114,416	$92,868.00
5	$8.94	$1,142,532	$95,211.00

The Base Rent for the first year of a Renewal Term, which has the meaning set forth in Section 3.2, for the Subject Property shall be the fair market rent as determined by a third-party appraiser, and such rental rate shall increase by 2.5% per annum during the remainder of such Renewal Term.

1.3. Calendar Year: a successive 12-month period beginning January 1st and ending December 31st.

1.4. FTE Employees: full-time equivalent employees determined in accordance with 26 C.F.R. 54.4980H-3.

1.5. Hazardous Materials: include, without limitation: (a) Those substances included within the definitions of “hazardous substances”, “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended; (b) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (c) any material, waste or substance which is, or contains materials or substances which are, (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section of the Clean Water Act (33 U.S.C. § 1317); (v) flammable or explosive, (vi) radioactive materials, or (vii) toxic, corrosive, infectious, carcinogenic or mutagenic; and (d) such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

1.6. Lease Year: a period of 12 consecutive months. The first Lease Year commences on the Effective Date and expires on the last day of 12th full calendar month thereafter. Subsequent Lease Years begin on the first day following the end of the previous Lease Year.

1.7. Option Exercise Deadline: the date that is 24 months after the Effective Date.

1.8. Option Payment: $10,000.00 to be paid by Tenant to Landlord upon execution of this Lease by Tenant.

1.9. Permitted Name: World View Enterprises, Inc.

1.10. Permitted Use: Tenant shall use and operate the Premises under the Permitted Name exclusively for the research and development, engineering and light manufacturing activities as permitted by applicable zoning, payload integration, storage and launch of stratospheric balloon systems, mission control, marketing and administrative operations. Subject to Landlord’s consent pursuant to Section 13.1, Tenant shall have the right to invite customers and suppliers to establish facilities on the Leased Property.

1.11. Premises: the Leased Property and all appurtenances thereto, and all Improvements now or hereafter constructed or located on or about the Leased Property.

1.12. Primary Term: the period commencing on the Effective Date and expiring at 5:00 pm MST on the day immediately prior to the 5th anniversary of the Effective Date.

1.13. Prime Rate: the prime rate of interest published in the Wall Street Journal or, if the Wall Street Journal no longer publishes a prime rate then a rate established by a financial institution or financial publication designated by Landlord.

1.14. Project: has the meaning set forth in Recital B above.

1.15. Project Property: has the meaning set forth in Recital D above.

1.16. Project Property Restriction: a document to be recorded by Landlord against the Project Property limiting use of the Project Property to the use and development of the Project and the operation thereof by Tenant, subjecting the use and development of the Project and the Project Property to the Raytheon Restrictions, limiting Tenant’s ability to encumber or allow the creation of liens on or against the Project Property and including such other limitations as Landlord may determine in its reasonable discretion. The Project Property Restriction will specifically provide that the Project Property Restriction will run with the land, be binding on Landlord’s successor and assigns and cannot be terminated or released without the express written consent of Landlord.

1.17. Purchase Price: has the meaning set forth in Section 18.

1.18. Raytheon Restrictions: those certain use and development restrictions set forth on Exhibit D attached hereto.

1.19. Right of First Refusal Payment: $10,000.00 to be paid by Tenant to Landlord upon execution of this Lease by Tenant.

1.20. Space Port Parcel: has the meaning set forth in Recital D above.

1.21. Subject Facility: has the meaning set forth in Recital A above.

1.22. Subject Property: has the meaning set forth in Recital A above.

2. DEMISE. Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Term, at the rental and upon all of the terms and conditions set forth in this Lease, the Leased Property, under the terms and conditions stated in this Lease, subject to an easement, which is hereby reserved by Landlord, over the road as shown on Exhibit A-III, for ingress and egress to the Space Port.

3. TERM. For purposes of this Lease, “Term” shall mean and refer to the Primary Term and any Renewal Terms, unless sooner terminated pursuant to any provision of this Lease.

3.1. Primary Term. The Primary Term of this Lease will be for the period specified in Section 1.12. The Primary Term will commence on the Effective Date. All of the terms and provisions of this Lease shall apply to Tenant during the Primary Term.

3.2. Renewal Term. Tenant is hereby granted and shall have four (4), five (5)-year options to renew the Term (each a “Renewal Term”) provided that: (a) Tenant is not in default under this Lease beyond any applicable notice and cure periods; (b) Tenant is open and operating in the Premises; and (c) Tenant provides Landlord with written notice on a timely basis in the manner described below. The options to renew shall be exercised by Tenant, if at all, by delivering to Landlord written notice of its election to renew the term of this Lease as herein provided not earlier than 12 months and not later than six (6) months prior to the expiration date then in effect. If Tenant fails to exercise its option as required by this Section 3.2, then said option will expire automatically and this Section 3.2 shall be null and void. With regard to the multiple Renewal Term options granted herein, the second Renewal Term option cannot be exercised unless Tenant timely exercised the first Renewal Term option; the third Renewal Term option cannot be exercised unless Tenant timely exercised the first and second Renewal Term options; and the fourth Renewal Term option cannot be exercised unless Tenant timely exercised the first, second and third Renewal Term options. For purposes of each option to renew, to the extent applicable, Base Rent for the first lease year of each Renewal Term shall be the fair market value for the Leased Property at the time of exercise, as determined by an appraisal prepared by a third-party appraiser of Landlord’s selection. Base Rent for each subsequent lease year of a Renewal Term shall automatically increase by Two and 50/100ths percent (2.50%) upon the anniversary of the Effective Date. Tenant shall accept the Premises “as is” for each Renewal Term and Landlord shall have no obligation to make any improvements or alterations to the Premises during any Renewal Term. All terms and conditions of this Lease shall be applicable during the Renewal Term, if exercised by Tenant, except that Base Rent shall be as set forth in this Section 3.2.

4.	RENT.

4.1. Base Rent. Tenant shall pay one (1) month’s installment of Base Rent upon its execution of this Lease. To the extent the Effective Date is other than the first day of a calendar month, Tenant shall also pay to Landlord upon execution of this Lease, a prorated share of Base Rent for the month in which the Effective Date occurs. Commencing on the first day of the month following the Effective Date Tenant shall pay a Base Rent, which shall be the amount specified as Base Rent in Section 1.1 above, to Landlord in lawful money of the United States, without any prior notice or demand and without any offset or deduction whatsoever, in advance on the first day of each calendar month during the Term of this Lease.

4.2. Additional Rent. Throughout the Term of this Lease, Tenant shall pay in advance on a monthly basis, without demand, the following costs and expenses incurred in connection with the Leased Property: (a) Real Estate Taxes; and (b) Property Insurance.

4.3. Amount of Additional Rent.

4.3.1. On the first day of January of each Calendar Year during the Term, or as soon thereafter as practicable, Landlord will furnish Tenant with Landlord’s estimate of each cost item of Additional Rent referenced in Section 4.2 for the forthcoming Calendar Year. On the first day of each month during such Calendar Year, Tenant shall pay one-twelfth (1/12th) of each such estimated cost. If for any reason Landlord has not provided Tenant with Landlord’s estimate of all such costs on or before the first day of January of any Calendar Year during the Term, then until the first day of the calendar month following the month in which Tenant is given Landlord’s estimate of each applicable cost, Tenant shall continue to pay to Landlord on the first day of each calendar month the monthly sum payable by Tenant for the month of December of the preceding Calendar Year. The foregoing notwithstanding, Landlord shall have the right from time to time during any Calendar Year, but not more frequently than once in any Calendar Year, to notify Tenant in writing of any change in Landlord’s estimate of each cost for the then current Calendar Year, in which event Tenant’s Proportionate Share of each cost, as previously estimated, shall be adjusted to reflect the amount shown in such notice and shall be effective, and due from Tenant, on the first day of each month following Landlord’s giving of such notice.

4.3.2. On the first day of March of each Calendar Year during the Term or as soon thereafter as reasonably practical, Landlord will furnish to Tenant a statement of the actual costs for the preceding Calendar Year. Within 30 days after the delivery of that statement, Tenant shall make a lump sum payment equal to the amount, if any, by which each actual cost exceeds the amount, if any, Tenant paid towards each estimated cost. If each actual cost is less than the amount Tenant paid toward each estimate cost, Landlord shall apply such amount to the next accruing installment(s) of Rent due hereunder (or, if the Term has expired, refund the money to Tenant within thirty (30) days). The effect of this Section is that Tenant will pay during each Calendar Year during the Term all actual costs for Real Estate Taxes and Property Insurance (said items are hereinafter sometimes collectively referred to as the “Tenant’s Share of Costs”).

4.4. Additional Rent. In addition to Base Rent, all other sums of any type or kind required to be paid by Tenant to Landlord under this Lease will be deemed to be “Additional Rent”, whether or not designated as such. The term “Rent” as used in this Lease, unless otherwise specified, shall refer collectively to Base Rent and Additional Rent, except for the taxes described in the immediately following sentence. Tenant shall pay to Landlord, in addition to the Rent as provided in this Lease, all privilege, sales, excise, rental and other taxes (except income taxes) imposed now or hereafter imposed by any governmental authority upon the Rent to be paid by Tenant to Landlord. Said payment shall be in addition to and accompanying each monthly or other payment of Rent made by Tenant to Landlord. Rent for any period during the Term which is for less than one month shall be a pro-rata portion of the monthly installment. Rent shall be paid without deduction, offset, prior notice or demand to Landlord at the address stated in Section 15 below or to such other persons or at such other places as Landlord may designate in writing. All Rent shall be paid in lawful money of the United States of America. Landlord’s acceptance of any Rent payment that is for less than the entire amount then due shall be only as an acceptance on account and shall not constitute an accord and satisfaction or a waiver by Landlord of the balance of the Rent due or a waiver of any of the remedies available to Landlord by reason of Tenant’s continuing default under this Lease.

4.5. Net Lease. Landlord and Tenant intend that this Lease be a net lease, that Landlord shall receive Base Rent, Tenant’s Share of Costs and Additional Rent as net income, and that Landlord is not intending to provide any services other than those specifically set forth in this Lease.

4.6. Interest and Late Charges; Default Rate. If Tenant fails to pay within three (3) days after the date when due, and such failure continues for more than two (2) business days following written notice from Landlord, any installment of Rent, any and all such unpaid amounts shall bear interest at a rate of interest equal to the greater of (i) twelve percent (12%) per annum; or (ii) five percent (5%) over the Prime Rate (the higher rate being referred to as the “Default Rate”) beginning on the due date, until paid. In addition, Tenant also agrees to immediately pay Landlord Two Hundred Fifty Dollars ($250) or two percent (2%) of the unpaid portion of Rent installment, whichever is the greater (the “Late Charge”) on the amount which was not paid within three (3) days after the date when due where such failure continues for more than two (2) business days following written notice from Landlord. Acceptance by Landlord of the Late Charge shall not constitute a waiver of any rights or remedies of Landlord, but merely a reimbursement for a portion of Landlord’s administrative fees for Tenant’s failure to pay amounts when due hereunder. In no event shall the Default Rate exceed the maximum rate of interest permitted under Arizona law for commercial loans.

5. RELEASE CONSIDERATION. In connection with the termination of the Lease-Purchase Agreement and the releases granted in connection therewith, Tenant agrees to pay Landlord an additional $402,000 by the end date of the Primary Term. The method of payment to be determined by mutual agreement of the parties.

6.	DELIVERY OF PROPERTY; CONSTRUCTION OF IMPROVEMENTS.

6.1. AS-IS Delivery. Landlord shall deliver the Leased Property to Tenant in “AS-IS”, “WHERE-IS” condition on the Effective Date. Landlord makes no representations, warranties or covenants with respect to the condition of the soil or subsoil or any other condition of the Leased Property,

6.2. Construction of Improvements by Tenant. Tenant shall, at its sole cost and expense, provide and cause to be performed all work of whatever nature is necessary on the Premises for business for the Permitted Use (collectively, “Tenant’s Work”), if necessary. Tenant’s Work, if any, shall be completed pursuant to and in accordance with the terms and conditions of the work letter agreement attached hereto as Exhibit C (the “Work Letter”). The Tenant’s construction of any improvements on the Leased Property are to be in strict accordance with plans and specifications approved by Landlord. Tenant shall obtain all permits prior to commencing construction. All construction work shall be performed by a licensed and bonded general contractor in good standing with the Arizona Registrar of Contractors, and Tenant shall ensure lien-free completion of all improvements.

6.3. Construction Indemnity. Tenant agrees to indemnify, defend and hold harmless Landlord for, from and against all loss, costs, damage, expenses, claim or liability, including without limitation, claims from mechanic’s liens, arising from the actions or omissions of Tenant, its agents, servants, contractors and employees on or about the Project Property in connection with construction of any improvements.

7.	ECONOMIC PERFORMANCE.

7.1. Employees & Salaries. As material consideration for Landlord entering into this Lease, Tenant shall satisfy the following requirements (collectively, the “Employment Requirements”):

7.1.1. Employ a minimum of 90 FTE Employees for the first year (2023).

7.1.2. Employ a minimum of 125 FTE Employees for the remaining Term of the Lease after 2023.

7.1.3. The average salary of FTE Employees working full time at the Leased Property or Adjacent Parcel, if purchased by Tenant, must be at least $80,000.00 (U.S.) per year.

7.1.4. All such FTE Employees must be residents of Pima County, Arizona.

7.2. Reporting. During the Term of this Lease and continuing through any period in which Tenant owns the Project Property or any portion thereof, Tenant shall provide to the Pima County Economic Development Department quarterly reports certified by an executive officer of Tenant stating the number of Tenant’s FTE Employees employed and working full-time at the Premises and the average salary of such FTE Employees for each month during the quarter (“Employment Certificates”). Employment Certificates shall be delivered by Tenant to Landlord no later than 30 days following the end of each calendar quarter during a Calendar Year (i.e. by each April 30th, July 30th, October 30th and January 30th). Employment Certificates shall be signed by an executive officer of Tenant and certify that all information contained in such Employment Certificate is true and correct. Employment Certificates shall be in such form as Landlord may require from time to time. The terms of this Section 7.2 shall survive the termination of this Lease for so long as Tenant owns the Project Property or any portion thereof.

8.	TAXES.

8.1. Real Estate Taxes. As used in this Lease, the term “Real Estate Taxes” includes the following: (a) all real estate taxes, including general and special assessments, if any, which are imposed upon Landlord or assessed against the Leased Property, the Premises or the Project; (b) any taxes or assessments that Landlord is required to pay related to this Lease, the Leased Property, the Premises, the Project or the rent paid to Landlord under this Lease; (c) all government property lease excise taxes due under Title 42, Chapter 6, Article 5 of the Arizona Revised Statutes (“ARS”); and (d) any other present or future taxes or governmental charges that are imposed upon Landlord, or assessed against the Leased Property, the Premises or the Project, including, but not limited to, any tax levied on or measured by the rents payable by tenants of the Project which is in the nature of, or in substitution for, real estate taxes. The parties believe that the Premises is exempt from the state government property lease excise tax (“GPLET”) (A.R.S. §§ 42-6201 through 42-6210) because it will be “used for or in connection with aviation” within the meaning of A.R.S. § 42-6208(5), but neither is warranting this to the other. Tenant must keep and maintain the information required by A.R.S. § 42-6204, and must comply with the GPLET statutes, and pay GPLET, if the Premises is found to be not exempt. Any income or net profits tax which may be assessed against Landlord shall be excluded. Within 30 days after execution of this Lease, the parties will execute and the Landlord will record a memorandum of this Lease in compliance with ARS § 42-6202(C)(1), and Landlord will provide the Pima County Treasurer with a copy of this Lease as required by ARS § 42-6202(C)(2).

8.2. Personal Property. Tenant shall pay, before delinquency, all property taxes and assessments on the furniture, fixtures, equipment, inventory and other property of Tenant at any time situated on or installed in the Premises and on additions and improvements in the Premises. If any of the foregoing is assessed as part of the real property of which the Premises are a part, Tenant shall pay to Landlord upon demand, as Additional Rent, the amount of such additional taxes as may be levied against the real property by reason thereof. For the purpose of determining such amount of additional taxes, figures supplied by the local assessing authority as to any amounts so assessed shall be conclusive.

9.	OPERATION OF PREMISES.

9.1. Permitted Uses. The Premises shall be used only for the Permitted Use and for no other business or purpose whatsoever without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion. No act shall be done in or about the Premises that is unlawful or that will increase the rate of Property Insurance. In the event of a breach of this covenant, Tenant shall pay to Landlord all increases in Property Insurance premiums resulting from such breach upon demand, and Landlord shall have all additional remedies provided for herein to redress such breach. Tenant shall not commit or allow to be committed any waste upon the Leased Property, the Premises, the Project or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other person or neighboring property owner, tenant or occupant. Tenant, at its expense, shall comply with all laws relating to its use and occupancy of the Premises. In addition, Tenant shall observe such reasonable rules and regulations as may be adopted by Landlord from time to time for the safety, care and cleanliness of the Premises or the Project and for the preservation of good order therein; provided that such rules and regulations do not materially increase Tenant’s obligations, or reduce Tenant’s rights, under the express term of this Lease.

9.2. Laws and Regulations. Tenant represents, warrants and covenants that the operation of its business shall be conducted in strict compliance with all applicable private covenants, conditions and restrictions and all applicable federal, state and local environmental, safety and other pertinent laws, rules, regulations and ordinances (collectively sometimes referred to as “Applicable Laws”), including, without limitation, the Americans With Disabilities Act and the Arizonans With Disability Act (collectively the “ADA”) and Tenant agrees that the construction of the Premises, and any alterations necessary to the Premises, in order to comply with the ADA or such other covenants, conditions, restrictions, laws, rules, regulations and ordinances, shall be at Tenant’s sole cost and expense. Tenant shall indemnify, defend and hold harmless Landlord from and against any claim, liability, expense, lawsuit, loss or other damage, including reasonable attorneys’ fees, arising from or relating to Tenant’s use of the Premises or Tenant’s activities within the Project or any violations of the ADA by Tenant, its employees, subtenants, agents, guests, contractors or invitees, except to the extent caused by Landlord’s grossly negligent or intentional act.

9.3. FAA and Air Traffic Control Approvals. Tenant may not commit or allow to be committed any waste or other nuisance on the Premises or the Space Port. Tenant must obtain any necessary FAA and Air Traffic Control approvals for its activities on the Space Port, and must coordinate those activities with the Tucson Airport Authority,

9.4. Hazardous Materials.

9.4.1. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household materials, or as may be necessary for the Permitted Use, all of which are used, stored and disposed of in compliance with all applicable federal, state and local laws, rules and regulations and in quantities not in excess of those reasonably necessary to conduct the Permitted Use, Tenant agrees not to introduce any Hazardous Materials in, on or adjacent to the Premises or in, on or adjacent to the Leased Property or the Project Property without (a) obtaining Landlord ’s prior written approval, (b) providing Landlord with 60 days’ prior written notice of the exact amount, nature, and manner of intended use of such Hazardous Materials, and (c) complying with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use, disposal and clean-up of Hazardous Materials, including, but not limited to, the obtaining of all proper permits.

9.4.2. Tenant shall immediately notify Landlord of any inquiry, test, investigation, or enforcement proceeding by, against or directed at Tenant or the Premises concerning Hazardous Materials. Tenant acknowledges that Landlord, as the owner of the Project Property, shall have the right, at its election, in its own name or as Tenant’s agent, to negotiate, defend, approve, and appeal, at Tenant’s expense, any action taken or order issued by any applicable governmental authority with regard to Hazardous Materials used, stored, disposed of or released on or from the Premises by Tenant or its agents, employees, contractors or invitees.

9.4.3. If Tenant’s storage, use, disposal or release of any Hazardous Materials in, on or adjacent to the Premises or the Project results in any contamination of the Leased Property, the Premises, the Project, the Project Property, the soil, surface or groundwater thereunder or the air above or around the Leased Property, the Premises, the Project or the Project Property (a) requiring remediation under federal, state or local statutes, ordinances, regulations or policies, or (b) at levels which are unacceptable to Landlord, in Landlord’s sole but reasonable discretion, Tenant agrees to clean-up the contamination immediately, at Tenant’s sole cost and expense. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs, damages, loss and fees, including reasonable attorneys’ fees and costs, arising out of or in connection with (y) any clean-up work, inquiry or enforcement proceeding relating to Hazardous Materials currently or hereafter used, stored, disposed of or released by Tenant or its agents, employees, contractors or invitees on or about the Leased Property, the Premises, the Project or the Project Property, and (z) the use, storage, disposal or release by Tenant or its agents, employees, contractors or invitees of any Hazardous Materials on or about the Leased Property, the Premises, the Project or the Project Property.

9.4.4. Notwithstanding any other right of entry granted to Landlord under this Lease, Landlord shall have the right to enter the Premises or to have consultants enter the Premises throughout the Term at reasonable times and upon reasonable prior notice for the purpose of determining: (a) whether the Premises are in conformity with federal, state and local statutes, regulations, ordinances and policies, including those pertaining to the environmental condition of the Premises; (b) whether Tenant has complied with this Section 9; and (c) the corrective measures, if any, required of Tenant to ensure the safe use, storage and disposal of Hazardous Materials. Tenant agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are not limited to, entering the Premises with machinery for the purpose of obtaining laboratory samples. Landlord shall not be limited in the number of such inspections during the Term. If, during such inspections, it is found that Tenant’s use, storage, disposal or release of Hazardous Materials constitutes a violation of this Lease, in addition to any other remedies available to Landlord by reason of such violation, Tenant shall reimburse Landlord for the cost of such inspections within 10 days of receipt of a written statement therefor. If such consultants determine that the Premises are contaminated with Hazardous Materials or in violation of any applicable environmental law, Tenant shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Landlord and any applicable governmental agencies. If Tenant fails to do so, Landlord, at its sole discretion, may, in addition to all other remedies available to Landlord under this Lease and at law and in equity, cause the violation and the contamination to be remedied at Tenant’s sole cost and expense. The right granted to Landlord herein to inspect the Premises shall not create a duty on Landlord’s part to inspect the Premises, or liability of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

9.4.5. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of Hazardous Materials used, stored, disposed of or released on or from the Premises or the Project by Tenant or its agents, employees, contractors, sublessees, or invitees and in a condition which complies with all governmental statutes, ordinances, regulations and policies, recommendations of consultants hired by Landlord, and such other reasonable requirements as may be imposed by Landlord.

9.4.6. Landlord represents and warrants to Tenant that, as of the Commencement Date, and except as may be disclosed in that certain Expanded Phase I Environmental Site Assessment for Raytheon Buffer Zone – Auriga Properties, Prepared by EEC for County Project 309025.11, dated 3/27/2012, it has no actual knowledge of the presence of any Hazardous Materials on, under or about the Project Property. Landlord will indemnify, defend (by in-house counsel or by other counsel acceptable to Tenant), and hold Tenant, and each of Tenant’s directors, officers, employees, agents, and shareholders, harmless, from and against any and all claims, liabilities, penalties, fines, judgements, forfeitures, losses, costs, or expenses (including attorneys’ fees, consultant fees, and expert fees), arising from or caused in whole or in part, directly or indirectly, by Landlord’s breach of it representation in this Paragraph 9.4.6. Landlord’s obligations under this Paragraph 9.4.6 also include any and all costs of any investigation, repair, remedial planning, cleanup, detoxification, or decontamination of the Project Property (including, without limitation, the soil and ground water on or under the Project Property), that is required by a regulatory authority or court of competent jurisdiction. Landlord may at its own cost, challenge any such order. Landlord’s obligations extend only to any condition that existed in, on, under, about or from the Project Property prior to the Commencement Date (including aggravation of any such condition), of which Landlord had actual knowledge and that it did not disclose as provided in this Paragraph. Landlord’s obligations under this Paragraph 9.4.6 will survive the expiration or termination of this Lease. “Actual knowledge” of the Landlord, for purposes of this paragraph, means the actual knowledge of the Count Administrator, any Deputy County Administrator, or any County department head, and any fact that is readily ascertainable by review of files related to the Landlord’s acquisition and use of the Building Parcel, which are accessible to those individuals on the Effective Date of this Lease.

9.4.7. Tenant’s and Landlord’s obligations under this Section 9 and all indemnification obligations of Tenant and Landlord under this Lease shall survive the expiration or earlier termination of this Lease.

9.5. Utilities. Tenant shall make application for and arrange for and pay or cause to be paid all charges for gas, water, electricity, light, heat, power, telephone, data, cable, sewer and all other utility services used, rendered or supplied upon or in connection with the Premises; and Tenant shall defend, indemnify and save Landlord harmless against any liability or charges on account thereof. In case any utility charges are not paid by Tenant when due, Landlord may pay the utility charges to the utility company or department furnishing the utility service, and any amounts so paid by Landlord shall be paid by Tenant to Landlord immediately upon demand by Landlord, as Additional Rent.

9.6. Additional Restrictions. In addition to all other use and development restrictions set forth in this Lease, Tenant shall develop the Leased Property, the Premises, the Project and the Project Property and utilize and operate the Project and Tenant’s business on the Project Property in accordance with the Raytheon Restrictions.

10. MAINTENANCE, REPAIRS AND ALTERATIONS. Tenant may from time to time during the Term make changes, alterations, additions, substitutions or improvements to the Premises, at its sole cost and expense, as set forth below:

10.1. Maintenance. Tenant shall, at its expense throughout the Term, maintain, service, replace, and keep in good repair and condition, the Premises, mechanical equipment of the Premises and all other aspects of the Premises, including, without limitation, floors, ceilings, walls, doors, glass, plumbing, paint, heating, ventilation and air conditioning equipment, partitions, electrical equipment, wires and electrical fixtures. Tenant shall surrender the Premises, including all mechanical equipment and other aspects, upon the expiration or earlier termination of the Term in good repair and condition and broom clean, ordinary wear and tear excepted. Landlord shall have no obligation to maintain or repair any portion of the Premises. Tenant shall repair any damage to the Premises occasioned by the removal of its trade fixtures, furnishings and equipment pursuant to Section 10.2, which repair shall include without limitation the patching and filling of holes and repair of structural damage.

10.2. Alterations. Following the completion of Tenant’s Work, except for cosmetic, interior and non-structural changes which do not exceed $200,000.00 in the aggregate per annum, Tenant shall not make or permit to be made any alterations, improvements or additions of or to the Premises or any part thereof, unless and until Tenant shall have caused plans and specifications therefor to have been prepared, at Tenant’s expense, by a licensed architect and shall have obtained Landlord’s written approval thereof, such approval not to be unreasonably withheld, conditioned or delayed. If such approval is granted, Tenant shall cause the work described in such approved plans and specifications to be performed, at its expense, promptly, and in a first class workmanlike manner by a licensed general contractor and in compliance with all applicable governmental and insurance requirements and the standards set forth in this Lease (including, without limitation, the provisions of Section 6 and the Work Letter), without interference with or disruption to the operations of the Project or the quiet enjoyment of any other person or neighboring property owner, tenant or occupant.

10.3. Damage from Casualty.

10.3.1. If any part of the Premises is damaged or destroyed by any cause whatsoever during the Term, Tenant will, promptly repair and replace the same at its own expense, to at least the condition existing immediately prior to the damage or destruction, and Tenant’s obligations under this Lease will not terminate. If, however, (a) such damage or destruction is due to the Landlord’s grossly negligent or willful acts or omissions, Tenant will have no obligation to repair or replace the Premises, Tenant may terminate this Lease upon written notice to Landlord delivered no later than 60 days following the date of such damage or destruction and Tenant will have no obligation to pay any insurance proceeds to Landlord; (b) if Tenant maintained the insurance required by Section 12 of this Lease at the time of such destruction and despite Tenant’s commercially reasonable efforts, such insurance proceeds are unavailable or are insufficient to rebuild the Premises in a manner reasonably acceptable to Landlord and Tenant, Tenant may terminate this Lease upon 60 days’ written notice to Landlord (but in no event later than 120 days following the date of such damage or destruction) and Tenant will, at its sole cost and expense, clean and clear the Leased Property of all debris, repair the site and install landscaping so that the Leased Property blends in reasonably well with the surroundings, and pay all remaining insurance proceeds to Landlord; and (c) if the Premises are substantially destroyed by fire or other casualty at any time during the last twenty-four (24) months of the Term such that Tenant may not reasonably operate the Premises for the Permitted Use, then Tenant may terminate this Lease by written notice given to Landlord within 60 days after the date of such damage or destruction, and Tenant will be discharged from responsibility to repair the damage, but Tenant will, at Tenant’s sole cost and expense, clean and clear the Leased Property of all debris, repair the site and install landscaping so that the Leased Property blends in reasonably well with the surroundings, and pay all remaining insurance proceeds to Landlord.

10.3.2. No Base Rent or Additional Rent shall abate as a result of casualty damage or during the period of any repair or restoration unless this Lease is terminated. Tenant shall continue the operation of its business on the Premises during any period of repair or restoration to the extent reasonably practicable from the standpoint of prudent business management. Tenant shall not be entitled to any compensation or damages from Landlord for loss in the use of the whole or any part of the Premises or any inconvenience or annoyance occasioned by any damage, destruction, repair or restoration.

10.4. Performance of Work by Landlord. If Landlord shall perform any construction work at the request of Tenant or pursuant to Section 13.4, or if Tenant is required to pay Landlord for any construction work, then the cost of such work together with a fee to Landlord equal to ten percent (10%) of the cost of such work shall be payable by Tenant to Landlord within 30 days after Landlord’s demand, as Additional Rent.

10.5. Miscellaneous. Following a casualty, upon completion of construction and prior to the time when Tenant opens for business in the Premises, both initially and subsequently after any temporary closure after casualty damage or permitted remodeling, Tenant shall not be permitted to, and shall not, open for business until the following requirements shall be satisfied: (a) Tenant has delivered to Landlord all insurance policies and mechanics’ lien waivers as required by this Lease; (b) Landlord has inspected the Premises to determine whether all of Tenant’s Work in the Premises is complete in accordance with the requirements of this Lease; and (c) Tenant has paid Landlord all Rent which has then accrued under this Lease. No approval by Landlord under this Lease shall make Landlord responsible for the condition of the Premises or constitute a representation by Landlord of compliance with any applicable requirements or constitute a waiver of any rights and remedies that Landlord may have under this Lease or at law or in equity. If Tenant opens the Premises in violation of the requirements of this Section, such action by Tenant shall constitute a material Event of Default under this Lease.

11. LIENS. Nothing contained in this Lease shall be deemed or construed in any way as constituting the approval, consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer, materialman, supplier, architect, engineer or other third party for the performance of any labor or the furnishing of any materials or services for or in connection with the Leased Property, the Premises, the Project or any part thereof. To the fullest extent permitted by applicable law, notice is hereby given that Landlord shall not be liable for any labor or materials or services furnished or to be furnished to Tenant upon credit or otherwise, and that no mechanic’s or other lien for any such labor, materials or service shall attach to or affect the fee or reversionary or other estate or interest of Landlord in the Property, the Premises, the Project or in this Lease. Tenant shall do all things necessary to prevent the filing of any mechanics’, suppliers’ or other lien against the Leased Property, the Premises, the Project, the Project Property or any part thereof by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant. If any lien shall at any time be filed against the Leased Property, the Premises, the Project, the Project Property or any part thereof, Tenant shall cause the lien to be discharged of record within 10 business days after the date of filing of the lien. If Tenant shall fail to timely discharge such lien, such event shall constitute an Event of Default under this Lease and Landlord may exercise all rights and remedies under this Lease, including, without limitation, the remedies under Section 13.2 and the right of self-help under Section 13.4 to pay and discharge such lien at Tenant’s cost and expense.

12.	INSURANCE AND INDEMNITY.

12.1. Indemnity. To the fullest extent permitted by law, Tenant will defend, indemnify and hold Landlord harmless from and against all claims arising out of or relating (directly or indirectly) to any activities conducted, or conditions existing, on the Premises during the Term, except to the extent caused by Landlord’s negligence or intentional misconduct.

12.2. Insurance. Tenant will maintain at its expense such insurance coverage for the Leased Property and its operations as Landlord may determine from time to time during the term of the lease, including commercial general liability, auto liability, and workers’ compensation. Tenant shall procure and maintain, until all contractual obligations have been discharged, the insurance coverage with limits of liability not less than stated below. Landlord in no way warrants that the minimum insurance limits contained herein are sufficient to protect Tenant from liabilities that arise out of the performance of this contract. If necessary, Tenant may obtain commercial umbrella or excess insurance to satisfy the Landlord’s Insurance Requirements.

12.2.1. Commercial General Liability Coverage. Occurrence Form with limits of $2,000,000 Each Occurrence and $2,000,000 General Aggregate. Policy shall include bodily injury and property damage, broad form contractual liability, personal and advertising injury and products-completed operations.

12.2.2. Business Auto Liability. Bodily Injury and Property Damage for any owned, hired, an /or non-owned automobiles used in the performance of this Contract with a Combined Single Limit (CSL) of $1,000,000 each accident.

12.2.3. Workers Compensation (WC) and Employers’ Liability. Statutory requirements and benefits for Workers’ Compensation. In Arizona, WC coverage is compulsory for employers of one or more employees. Employer’s Liability coverage—$1,000,000 each accident and each person – disease.

12.2.4. Property Insurance. Tenant will obtain and keep in force during the entire Term a policy of insurance covering loss or damage to the Premises and the Landlord-Provided FF&E in the amount of the full replacement value thereof, providing protection against all vandalism, malicious mischief, special extended perils (all risk) and will deliver to Landlord a Certificate of Property insurance, with Landlord named as additional insured. Said Certificate must be satisfactory to Landlord.

12.3. Additional Insurance Requirements.

12.3.1. Claims-Made Coverage. If any part of the Required Insurance is written on a claims-made basis, any policy retroactive date must precede the effective date of this Contract, and Tenant must maintain such coverage for a period of not less than three (3) years following Contract expiration, termination or cancellation.

12.3.2. These policies shall include, or be endorsed to include, as required by this written agreement, the following provisions:

12.3.2.1 Additional Insured. The General Liability and Business Automobile Liability Policies shall be indorsed to include Pima County, its departments, its districts, boards, commissions, officer, official, agents, and employees as additional insureds with respect to liability arising out of the activities performed by on or behalf of Tenant.

12.3.2.2 Subrogation. The General Liability, Business Automobile Liability and Workers’ Compensation Policies shall each contain a waiver of subrogation endorsement in favor of Landlord, and its departments, districts, boards, commissions, officers, officials, agents, and employees for losses arising from work performed by or on behalf of Tenant.

12.3.2.3 Primary Insurance: Tenant’s policies shall stipulate that the insurance afforded Tenant shall be primary and that any insurance carried by Landlord, its agents, officials, or employees shall be excess and not contributory insurance.

12.3.3. Insurance provided by Tenant shall not limit Tenant’s liability assumed under the indemnification provisions of the contract. Tenant will provide Landlord with current certificates of insurance annually. All certificates of insurance must provide for guaranteed thirty (30) days written notice to Landlord of cancellation or non-renewal.

13. DEFAULT/TERMINATION. Either party may present written notice of default or non-performance to the other party.

13.1. Tenant Default. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (each an “Event of Default”):

13.1.1. failure to pay Base Rent, Additional Rent or other sum required under this Lease within after its due date, where such failure continues for more than ten (10) days following notice written thereof from Landlord;

13.1.2. failure to maintain the employment and salary level applicable at that time, as set forth in Section 7.1 (“Employment Requirements”), where such failure continues for more than thirty (30) days following written notice thereof from Landlord;

13.1.3. failure to furnish any statement required under this Lease within 10 business days after its due date;

13.1.4. failure to maintain any insurance required under this Lease; (iv) abandonment of the Premises for seven (7) or more consecutive days;

13.1.5. the assignment, mortgaging or encumbrance of all or any portion of Tenant’s interest in, to or under this Lease or in or to the Premises without Landlord’s prior written consent, or the sublease of all or any portion of the Premises in violation of this Lease;

13.1.6. causing or failure to prevent the recordation of any lien or other encumbrances against the Leased Property, the Premises, the Project Property or any portion thereof;

13.1.7. Tenant’s making of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days;

13.1.8. any default in any other obligation of Tenant under this Lease, or Space Port Agreement associated with this Lease, where such default is not remedied within thirty (30) days after written notice of the default by Landlord or its agent; except that, if any non-monetary default shall reasonably require more than thirty (30) days to cure, Tenant shall be allowed such longer period as is necessary to effect such cure, so long as Tenant’s efforts to cure are commenced within the initial 30-day period and are diligently pursued to completion within a reasonable amount of time;

13.1.9. any guarantor or indemnitor of this Lease, dies, dissolves (including, without limitation, administrative dissolution), revokes, or otherwise terminates, or purports to revoke or otherwise terminate (by operation of law or otherwise), any guaranties or indemnities, including, without limitation the Environmental Indemnity, under this Lease.

13.2. Remedies. At any time following the occurrence of an Event of Default, with or without notice or demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach, Landlord may:

13.2.1. Terminate this Lease by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary completion, renovation and alteration of the Premises, reasonable attorneys’ fees, and any real estate commission actually paid; the “worth at the time of award” established by the court having jurisdiction thereof of the amount by which the unpaid Rent and other charges due for the balance of the Term after the time of Tenant’s default exceeds the amount of such rental loss for the same period that Tenant proves by clear and convincing evidence could have been reasonably avoided; and that portion of the leasing commission paid by Landlord applicable to the unexpired term of this Lease. For purposes of this Section 13.2.1, “worth at the time of award” of the amount referred to above shall be computed by discounting each amount by a rate equal to the Prime Rate at the time of the award, but in no event more than an annual rate of seven percent (7%).

13.2.2. Re-enter the Premises, without terminating this Lease, and remove any property from the Premises, in which case Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent and all other amounts due hereunder as they become due. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 13.2.2 or other action on Landlord’s part shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Landlord’s election not to terminate this Lease pursuant to this Section 13.2.2 or pursuant to any other provision of this Lease shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

13.2.3. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect, whether or not Tenant shall have abandoned the Leased Property or the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent and all other amounts due hereunder as they become due.

13.2.4. Immediately terminate the Tenant Purchase Option, with or without terminating the Lease;

13.2.5. Pursue any other remedy, at law or in equity, now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease or the termination of Tenant’s right to possession shall not relieve Tenant from liability under any indemnity provision of this Lease as to matters occurring or accruing during the Term hereof or by reason of Tenant’s occupancy of the Premises.

Landlord’s remedies set forth in this Lease shall be deemed cumulative and not exclusive.

13.3. Landlord Default. Landlord shall in no event be in default in the performance of any of its obligations in this Lease contained unless and until Landlord shall have failed to perform such obligation within 30 days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying in what manner Landlord has failed to perform any such obligation. In no event shall Landlord be liable for any punitive or consequential damages or for any criminal acts of third parties.

13.4. Self-Help. If Tenant shall default in the performance of any Lease covenant, Landlord may, at Landlord’s option after the expiration of any applicable notice and cure period, perform the covenant for the account of Tenant, and all costs and expenses incurred by Landlord, plus interest thereon at the Default Rate from the date paid by Landlord to the date of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord as Additional Rent. The taking of such action by Landlord shall not be considered as a cure of such Default by Tenant or to prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such Default.

14.	ASSIGNMENT AND SUBLETTING.

Except as expressly provided below, Tenant does not have the right to assign its rights or obligations under this Lease, or sublease the Premises in whole or in part, without the prior written consent of Landlord. Landlord will not unreasonably withhold, condition, or delay its consent to a proposed assignment or sublease, but Tenant acknowledges that it is reasonable for Landlord to do so if, in Landlord’s reasonable business judgment, the intended sublessee or assignee has not demonstrated that it has the financial and operational capacity to match the actual (not merely the required) employment and salary levels likely to be achieved by Tenant under Section 7.1 above, and to perform all of Tenant’s obligations under this Lease. No consent by Landlord to an assignment or subletting will release Tenant from any of its obligations under this Lease. Notwithstanding the foregoing, Tenant may without Landlord’s prior consent, but upon not less than fifteen (15) days prior written notice to Landlord, (1) assign this Lease or sublet the Premises to any entity controlling, controlled by or having fifty percent (50%) or more common control with Tenant, or resulting from a merger or consolidation with Tenant or acquiring all of the assets and/or stock of Tenant; provided that any such entity assumes all obligations under this Lease, including, without limitation, the obligation to meet the Employment Requirements (each a “Permitted Transfer”). Except in connection with a Permitted Transfer, if Landlord consents to an assignment or sublet of this Lease or the Premises, Tenant must pay to Landlord any “Transfer Premium” received by Tenant from such assignee or subtenant. “Transfer Premium” means all rent, additional rent or other consideration payable by such assignee or subtenant (but not including consideration for any business services provided by Tenant that are not offered by Landlord) in excess of the rent and any other sums payable by Tenant under this Lease, on a per rentable square foot basis if less than all of the Premises is sublet, after deducting the following costs: (A) any reasonable brokerage commissions in connection with the assignment or sublet; (B) any reasonable advertising and/or marketing costs incurred by Tenant in connection with the assignment or sublet; and (C) any reasonable attorneys’ fees paid by Tenant in connection with the assignment or sublet. “Transfer Premium” also includes, but is not limited to, key money and bonus money paid by an assignee or subtenant to Tenant in connection with such assignment or sublet, and any payment in excess of fair market value for services rendered by Tenant to such assignee or subtenant, or for FF&E transferred by Tenant to such assignee or subtenant in connection with such assignment or sublet.

15. NOTICES. Except as otherwise specifically provided, all notices, requests, demands and other communications hereunder must be given in writing and either: (i) personally served on the party to whom it is given; (ii) mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) sent by a nationally recognized overnight courier service such as Federal Express; or (iv) sent by email transmission. All notices will be deemed delivered and received upon the earliest of: (a) actual receipt; (b) the third day after the day of mailing; (c) the next business day after the date of deposit with a nationally recognized overnight courier service; or (d) the business day that such notice is sent by email, or if not sent on a business day, the next business day; provided, however, the sender of such email does not receive a response indicating the message was rejected or otherwise undeliverable. Any notices received on a Saturday, Sunday, or on a holiday in the State of Arizona or the United States will be deemed received on the next succeeding business day. The designated address of each party will be:

If to Landlord:	Pima County Administrator
***
***
Attn: Jan Lesher
Email:***

With a copy to:	Pima County Attorney’s Office
***
***
Attn: Chief Civil Deputy Attorney
Email:***

If to Tenant:	World View Enterprises, Inc.
***
***
Attn: Chief Executive Officer

With a copy to:	Cooley LLP
***
***
Attn: David L. Crawford

or such other address as that party, from time to time, may specify by notice to the other party given in the manner provided herein. The inability to deliver notice because of a changed address of which no notice was given, or the rejection or other refusal to accept any notice, will be deemed to be the effective receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

16. HOLDING OVER. If Tenant remains in possession of the Leased Property, Premises or any part thereof after the expiration or earlier termination of the Term of this Lease, without the written consent of Landlord, such occupancy shall be a tenancy at sufferance, for which Tenant shall pay a Base Rent equal to 125% of the Base Rent in effect immediately prior to the expiration or termination of the Term, plus all other charges payable hereunder, and upon all the terms hereof applicable to such a tenancy at sufferance. If Tenant fails to surrender the Leased Property, the Premises or any portion thereof in a timely manner upon the expiration or earlier termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify and hold Landlord harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any proposed new tenant related to such failure.

17. EXCUSE FOR NON-PERFORMANCE. Each party hereto shall be excused from performing any obligation or undertaking provided in this Lease, except the obligations of Tenant to pay Rent due under the applicable provisions of this Lease, in the event and so long as, the performance of any such obligation is prevented or delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, order of government or civil or military or naval authorities, or any other cause whether similar or dissimilar to the foregoing not within the reasonable control of such party.

18.	TENANT PURCHASE OPTION.

18.1. Grant of Purchase Option. In consideration for the payment of the Option Payment by Tenant to Landlord upon execution of this Lease, and if Tenant is in compliance with the Employment Requirements and not otherwise in default under the Lease for the Project Property beyond any applicable notice and cure period, Landlord hereby conditionally grants to Tenant the right and option to purchase the Project Property in accordance with the terms and conditions set forth in this Section 18 (the “Tenant Purchase Option”). Accordingly, this Lease also constitutes an option agreement between Landlord and Tenant for the purchase and sale of the Project Property.

18.2. Term of Tenant Purchase Option. The term of the Tenant Purchase Option and Tenant’s right to purchase the Project Property pursuant thereto shall commence on the Effective Date and shall automatically expire if not exercised on or before the Option Exercise Deadline, unless sooner terminated pursuant to the terms of Section 18.4. If Tenant does not exercise the Tenant Purchase Option on or before the Option Exercise Deadline, the Tenant Purchase Option expires. Thereafter, the Parties may mutually agree to, and agree to negotiate in good faith for, a new purchase option for the Project Property to be executed by formal written agreement.

18.3. Purchase Price; Calculation; Payment. The purchase price for the Project Property (the “Purchase Price”) pursuant to the Tenant Purchase Option shall be $14,400,000.00. The Purchase Price shall be payable by Tenant as follows: (a) the Option Payment shall be credited against the Purchase Price, and (b) subject to any adjustments provided for in this Section 18, on or before the Closing Date (as defined below), Tenant shall deposit into Escrow by wire transfer or other immediately available federal funds, the balance of the Purchase Price plus Tenant’s share of prorations and other Closing costs required in this Section 18 (collectively, the “Closing Funds”).

18.4. Tenant Purchase Option Conditions. Notwithstanding anything to the contrary set forth in this Section 18, the Tenant Purchase Option shall be expressly subject to and conditioned upon Tenant timely satisfying the Employment Requirements and that no Event of Default by Tenant has occurred under this Lease and Tenant shall not be in default as of the date of the Exercise Notice (as defined below). In the event the foregoing conditions are not satisfied, the Tenant Purchase Option will automatically terminate and be of no further force or effect, Landlord shall be entitled to retain the Option Payment and neither Landlord nor Tenant will have any further rights or obligations under this Section 18.

18.5. Exercise of Tenant Purchase Option; Survey. Subject to Tenant’s satisfaction of the requirements of this Section 18, Tenant may elect to purchase the entire Project Property by delivering written notice of such election (the “Exercise Notice”) to Landlord. Upon Landlord’s receipt of the Exercise Notice, Landlord and Tenant shall cause to be opened an escrow (the “Escrow”) for the purchase and sale of the Project Property with a title company or escrow agent located in the State of Arizona and mutually agreeable to Tenant and Landlord (“Escrow Agent”). As soon as practicable following (but in no event before) Tenant’s delivery of the Exercise Notice, Tenant shall cause to be performed, at Tenant’s sole cost and expense, an ALTA/NSPS land title survey of the Project Property (the “Survey”), which Survey shall be prepared by a registered land surveyor licensed and in good standing with the State of Arizona. The Survey shall be certified to Tenant and Landlord. Tenant shall promptly provide a copy of the Survey to Landlord and a copy to Escrow Agent.

18.6. Closing; Conveyance. The closing of the purchase and sale of the Project Property pursuant to the Tenant Purchase Option (the “Closing”) shall occur on the date that is 60 days after the date of the Exercise Notice (the “Closing Date”), or such other date as Tenant and Landlord may agree in writing. At the Closing, Landlord will convey to Tenant title to the Project Property by a duly executed and acknowledged Special Warranty Deed in the form attached hereto as Exhibit E (the “Deed”) and incorporated herein by reference, subject to (a) assessments, restrictions, easements, covenants and reservations (“Encumbrances”) of record on the Effective Date of this Lease, without limitation the Project

Property Restriction, (b) any Encumbrances of which Tenant has actual knowledge or could ascertain through an inspection of the Project Property, (c) Encumbrances created by or with the consent or as a result of the action or inaction of Tenant, (d) any additional Encumbrances that do not materially and adversely affect the use of the Project Property in the ordinary course of Tenant’s business or the value of the Project Property, and (e) all conditions reflected on the Survey and all conditions a physical inspection the Project Property would reveal, excluding, in all cases, monetary liens and Encumbrances created by Landlord (which Landlord shall remove at or before closing),

18.7. Seller Closing Deliveries. On or before the Closing Date, Landlord shall deliver or cause to be delivered into Escrow the following:

18.7.1. An original executed and acknowledged Deed transferring the Project Property;

18.7.2. An original executed and acknowledged Project Property Restriction;

18.7.3. Landlord’s original executed agreement terminating this Lease (the “Lease Termination Agreement”), which Lease Termination Agreement shall be in such form as Landlord may reasonably determine.

18.7.4. A non-foreign affidavit in the form required by Escrow Agent;

18.7.5. Such proof of Landlord’s authority or authorization to convey the Project Property as may be required by Escrow Agent, including, without limitation, proof of the power and authority of the individual(s) executing or delivering any instruments, documents, or certificates on behalf of Landlord to act for and bind Landlord; and

18.7.6. Such other documents and instruments, signed and properly acknowledged (if appropriate) by Landlord, as may be reasonably required by Escrow Agent or otherwise in order to effectuate the provisions of this Section 18 and the Closing of the transaction contemplated herein.

18.8. Buyer Closing Deliveries. On or before the Closing Date, Tenant shall deliver or cause to be delivered into Escrow the following:

18.8.1. Immediately available U.S. funds in the amount of the Closing Funds;

18.8.2. Tenant’s original executed Lease Termination Agreement;

18.8.3. Such proof of Tenant’s authority or authorization to acquire the Project Property as may be required by Escrow Agent, including, without limitation, proof of the power and authority of the individual(s) executing or delivering any instruments, documents, or certificates on behalf of Tenant to act for and bind Tenant; and

18.8.4. Such other documents and instruments, signed and properly acknowledged (if appropriate) by Tenant, as may be reasonably required by Escrow Agent or otherwise in order to effectuate the provisions of this Section 18 and the Closing of the transaction contemplated herein.

18.9. Closing Costs. Property taxes will not be prorated as the Project Property is not taxed under the ownership of Landlord. At the Closing, Tenant shall pay the cost of any title insurance policy Tenant elects to obtain and the cost of all endorsements or additional coverage related thereto. Landlord and Tenant shall each bear the costs of its own legal counsel. All escrow fees and costs, and all recording costs, shall be divided equally between Tenant and Landlord. Any other costs associated with the Closing will be borne by the parties in accordance with custom in Pima County, Arizona, as determined by Escrow Agent, unless otherwise specified in this Section 18.

19.	TENANT RIGHT OF FIRST REFUSAL.

If Tenant exercises the Tenant Purchase Option within 24 months of the execution of the Lease, complies with complying with the Employment Requirements and is not otherwise in default under the Lease for the Project Property, and is not otherwise in default on the Leased Property beyond applicable notice and cure periods, and makes the Right of First Refusal payment to Landlord, Landlord hereby grants to Tenant the right of refusal to purchase the adjacent to, and located to the west of, the Leased Property and Adjacent Parcel, as legally described on Exhibits B-I and B-II (the “Adjacent Parcel”) in accordance with the terms and conditions as set forth in Exhibit F.

20. CANCELLATION FOR CONFLICT OF INTEREST. This Lease may be cancelled for conflict of interest pursuant to A.R.S. § 38-511, the provisions of which are incorporated in this Lease by this reference.

21. NON-DISCRIMINATION. Tenant will comply with applicable local, state and federal laws, rules and regulations concerning equal employment opportunity and non-discrimination; and with all provisions and requirements of Arizona Executive Order 75-5, as amended by Executive Order 2009-09, which is incorporated into this Lease by this reference.

22. NON-APPROPRIATION. Landlord’s performance of its obligations under this Lease may be dependent upon the appropriation of funds by the Board or the availability of funding from other sources. Should the Board fail to appropriate the necessary funds, or if funding is otherwise not available to Landlord for the purpose of fulfilling Landlord’s obligations under this Lease, Landlord will be relieved of that obligation and Landlord or Tenant may terminate this Lease, in which case neither Landlord nor Tenant shall have any further rights or obligations hereunder other than those which specifically survive the termination of this Lease.

23.	MISCELLANEOUS.

23.1. Estoppel Certificate; Financial Statements. Upon 10 business days’ prior written request by Landlord, Tenant shall deliver to Landlord the following:

23.1.1. A balance sheet, income statement, statement of changes in equity, statement of consolidated cash flows and such other financial information as may be reasonably request requested. Non-audited financial statements shall be certified to Landlord and Landlord’s lender, if applicable, as being accurate and complete in all material respects (the “Certified Statements”); provided, however, that such Certified Statements shall not be required more than once per calendar year, unless Tenant is in default under this Lease, or if Landlord needs such Certified Statements in connection with a sale or financing of the Project Property. The Certified Statements shall be signed by an officer, authorized agent, partner, manager or managing member of the Tenant.

23.1.2. A statement certifying (a) that this Lease is unmodified and in full force and effect, or if there has been any modification thereof that this Lease is in full force and effect as modified and stating the nature of the modification; (b) that Landlord is not in default under this Lease and no event has occurred which, after notice or expiration of time or both, would constitute a default (or if any such default or event exists, the specific nature and extent thereof); (c) the dates to which the Base Rent, Additional Rent and other charges have been paid in advance, if any; and (d) any other information concerning this Lease or the Premises which Landlord may reasonably request (the “Estoppel Certificate”).

23.1.3. Any financial information and Estoppel Certificate delivered pursuant to this Section 23.1 may be provided to any prospective purchaser, holder or prospective holder of any encumbrance and relied upon by Landlord, any prospective purchaser, holder or prospective holder of any encumbrance. If Tenant fails to deliver the Estoppel Certificate required by this Section within 10 days after Landlord has requested such statements, such failure shall constitute an Event of Default and, in addition to Landlord’s remedies hereunder, Tenant shall be deemed to have certified that this Lease is in full force and effect, that Landlord is not in default under this Lease and all other matters described in the Estoppel Certificate.

23.2. Landlord’s Liability. The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the fee title of the Leased Property. In the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers the then grantor) shall be released from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, so long as any funds in the possession of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject to the foregoing, be binding on Landlord’s successors and assigns, only during their respective periods of ownership.

23.3. Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

23.4. Interest on Past-Due Obligations. Except as expressly herein provided, any amount due to Landlord not paid when due shall bear interest at the Default Rate from the date due. Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

23.5. Time of Essence. Except as specifically otherwise set forth in this Lease, time is of the essence with respect to each and every obligation of Tenant hereunder.

23.6. Captions. Section and paragraph captions are not a part hereof.

23.7. Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned herein and expressly supersedes and renders null and void any letter of intent that may have been previously executed between the parties relating to the Leased Property or the Premises. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

23.8. Persons. The word “person” and the word “persons”, wherever used in this Lease, shall both include individuals, partnerships, firms, trusts, corporations, limited liability companies and/or any other form of business entity.

23.9. Remedies Not Exclusive. The various rights, options, elections, powers, and remedies of Landlord contained in this Lease shall be construed as cumulative and no one of them shall be exclusive of any of the others, or of any other legal and equitable remedy which Landlord might otherwise have in the event of breach or default in the terms hereof, and the exercise of one right or remedy by Landlord shall not impair its rights to any other right or remedy until all obligations imposed upon the other party have been fully performed.

23.10. No Partnership. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, and neither the method of computation of Rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

23.11. No Waiver. No waiver of any default hereunder shall be implied from any omission by either party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver, and then only for the time and to the extent therein stated. The acceptance by Landlord of Rent or other payments with knowledge of the breach of any of the covenants of this Lease by Tenant shall not be deemed a waiver of any such breach. One or more waivers of any breach of any covenant, term or condition of this Lease shall not be construed as a waiver of any subsequent breach of the same covenant term or condition. The consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant. To be effective, any express waiver must be in writing.

23.12. Lease Contains All Agreements. This Lease, together with its exhibits and the Space Port Agreement, contain all conditions, covenants and agreements between Landlord and Tenant relating in any manner to the Project and to the rental, use and occupancy of the Premises and the other matters set forth in this Lease. No prior or contemporaneous agreement or understanding pertaining to the Project or the Premises shall be valid or of any force or effect, and the conditions, covenants and agreements of this Lease cannot be altered, changed, modified, or added to, except in writing signed by Landlord and Tenant. Landlord and Tenant intend that this Lease supersedes all such prior or contemporaneous agreements and that this Lease constitutes the final, exclusive and complete embodiment of their agreement. No representation, inducement, understanding or anything of any nature whatsoever, made, stated or represented on Landlord’s behalf, either orally or in writing (except this Lease), has induced Tenant to enter into this Lease.

23.13. Brokers. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease. In the event of a breach of the foregoing representation and warranty by a party (the “Defaulting Party”), the Defaulting Party shall indemnify and hold the other party harmless from and against any claim or claims, damages or expenses (including any claims for brokerage or other commissions asserted by any broker, agent, or finder fees) which may arise as a result of such breach.

23.14. Partial Invalidity. Any provision or provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

23.15. Other Agreements. Any default by Tenant under any instrument, undertaking or agreement executed by Tenant in favor of or with Landlord relating to this Lease or in the tenancy created hereby shall constitute a breach of this Lease and entitle Landlord to pursue each of all its rights and remedies hereunder and at law.

23.16. Waiver of Trial by Jury. To the extent permitted by law, Landlord and Tenant mutually waive trial by jury with respect to any action brought by either party under or in connection with this Lease, the Leased Property, the Premises and/or the Project.

23.17. Authority. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant is a duly organized and existing corporation, that Tenant has been and is qualified to do business in the State of Arizona, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, limited liability company, trust, or other legal entity, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules, and governmental regulations relative to its right to do business in the State of Arizona, that such entity has the full right and authority to enter into this Lease, and that all persons signing on behalf of the Tenant were authorized to do so by any and all necessary or appropriate partnership, limited liability company, trust, or other actions. Tenant agrees to provide to Landlord evidence of the foregoing items upon the execution of this Lease.

23.18. Attorneys’ Fees and Legal Expenses. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, and other reasonable legal expenses and court costs incurred by such party in such action or proceeding as the court may find to be reasonable.

23.19. Exhibits. Each reference in this Lease or in any Exhibit to this Lease shall mean the Exhibits attached to this Lease, all of which are incorporated in this Lease by reference.

23.20. Choice of Law. This Lease shall be governed and construed in accordance with the laws of the State of Arizona, without regard to its principles of conflicts of laws. Landlord and Tenant hereby agree that the proper venue for any legal proceedings arising out of this Lease shall be Pima County, Arizona, and each party hereto consents to the jurisdiction of the state or federal courts located in Pima County, Arizona.

23.21. Construction. This Lease will not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties. Each party represents that it has had the opportunity to have its own legal counsel review and participate in the completion of this Lease.

23.22. Anti-Terrorism. Tenant represents, warrants and covenants that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by an Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not executing this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

23.23. Exhibits. The Exhibits referenced below are attached hereto and incorporated in this Lease by reference:

Exhibit A-I	Legal Description of the Subject Property
Exhibit A-II	Depiction of the Subject Property
Exhibit A-III	Quitclaim Deed, Legal Description, and Depiction of Right of Way
Exhibit B-I	Legal Description of the Adjacent Parcel
Exhibit B-II	Depiction of the Adjacent Parcel
Exhibit C	Work Letter Agreement
Exhibit D	Raytheon Restrictions
Exhibit E	Form of Deed
Exhibit F	Right of First Refusal

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement as of the Effective Date.

TENANT:

WORLD VIEW ENTERPRISES, INC. a Delaware corporation

By:	/s/ Ryan M. Hartman
Name: Ryan M. Hartman
Title: Chief Executive Officer

LANDLORD:

PIMA COUNTY a political subdivision of the State of Arizona

By:	/s/ Sharon Bronson
Name: Sharon Bronson
Title: Chair of the Board of Supervisors
Date: January 10, 2023

ATTEST

/s/ Melissa Manriquez
Melissa Manriquez, Clerk of the Board of Supervisors

APPROVED AS TO CONTENT:

/s/ Heath Vescovi-Chiordi
Heath Vescovi-Chiordi, Director of Economic Development

APPROVED AS TO FORM:

/s/ Bobby Yu
Bobby Yu, Deputy County Attorney

EXHIBIT A-I

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LEGAL DESCRIPTION - POLARIS JOB NO. 15271

January 12, 2016

That portion of the Northeast quarter of Section 31, Township 15 South, Range 14 East, Gila and Salt River Meridian, Pima County, Arizona, being more particularly described as follows:

Commencing at the Northeast corner of said Section 31, said corner being a 2-1/4 inch steel capped pipe in concrete marked “T15S, 30, 29, 31, 32, R14E”, from which the East one-quarter corner of said Section 31 bears South 00°13’54” East, 2670.77 feet distant, said corner being a 1-1/2 inch aluminum cap marked “1/4, 31, 32”;

Thence South 00°13’54” East 1766.06 feet upon the East line of the Northeast quarter of said Section 31 to the Point of Beginning;

Thence continue South 00°13’54” East 727.84 feet upon said East line to the North right-of-way of Aerospace Parkway per Book 26 at Page 13 of Road Maps, Sequence No. 20140980052, Pima County Records to a curve, turning to the right, concave to the North from which the radius point bears North 04°12’51” East, 1915.00 feet distant;

Thence Northwesterly upon said curve, upon said North right-of-way, through a delta angle of 26°02’03” and an arc length of 870.14 feet;

Thence North 00°13’54” West 468.96 feet;

Thence North 89°46’06” East 822.92 feet to the Point of Beginning.

The area of said Parcel 2 contains 520,808.9 square feet or 11.96 acres, more or less.

EXPIRES 12-31-18

EXHIBIT A-II

SCALE: 1"=120'
PIMA COUNTY GEODETIC POINT (IV05)
FND. 2-1/4" STEEL CAPPED PIPE IN
CONC. MKD. "T15S, 30,29,31,32, R14E"
(NE. COR. SEC. 31)
S 00°13'54" E
1766.06'
N 89°46'06" E 822.92'
POINT OF
BEGINNING
N 00°13'54" W 468.96'
S 00°13'54" E 727.84'
S 00°13'54" E 2670.77'
11.96 ACRES
EXISTING 60' ACCESS, UTILITY &
INCIDENTAL PURPOSES EASEMENT
PER DKT. 13506, PG. 1892
R=1915.00'
Δ=26°02'03"
L=870.14'
(RADIAL)
N 04°12'51" E
AEROSPACE PARKWAY (PUBLIC)
BK 26, PG 13 RM SEQ NO. 20140980052
N 00°13'54" W
176.87'

CYPRESS
CIVIL DEVELOPMENT
strength + sustainability
2102 N COUNTRY CLUB RD, BLDG 9
TUCSON, ARIZONA 85716
(520) 561-4983

PARCEL 2 BOUNDARY
NE 1/4 SECTION 31
TOWNSHIP 15 SOUTH, RANGE 14 EAST
GILA & SALT RIVER MERIDIAN, PIMA COUNTY, ARIZONA
DATE: 01/12/16 - DRAWN BY: JPH

PIMA COUNTY
GEODETIC POINT
(IX05) FND. 1-1/2" ACP
MKD. "1/4, 31,32"
(E. 1/4 COR. SEC. 31)

EXHIBIT B-I

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LEGAL DESCRIPTION

January 12, 2016

That portion of the Northeast quarter of Section 31, Township 15 South, Range 14 East, Gila and Salt River Meridian, Pima County, Arizona, being more particularly described as follows:

Commencing at the Northeast corner of said Section 31, said corner being a 2-1/4 inch steel capped pipe in concrete marked “T15S, 30, 29, 31, 32, R14E”, from which the East one-quarter corner of said Section 31 bears South 00°13’54” East, 2670.77 feet distant, said corner being a 1-1/2 inch aluminum cap marked “1/4, 31, 32”;

Thence South 00°13’54” East 1766.06 feet upon the East line of the Northeast quarter of said Section 31;

Thence South 89°46’06” West 822.92 feet to the Point of Beginning;

Thence South 00°13’54” East 468.96 feet to the Northeast right-of-way line of Aerospace Parkway per Book 26 at Page 13 of Road Maps, Sequence No. 20140980052, Pima County Records, to the beginning of a non-tangent curve, turning to the right, concave to the Northeast, from which the radius point bears North 30°14’55” East, 1915.00 feet distant;

Thence Northwesterly upon said curve, upon said Northeast right-of-way line, through a delta angle of 17°11’12” and an arc length of 574.43 feet;

Thence North 42°32’49” West 56.84 feet upon said Northeast right-of-way line to a curve, turning to the right, concave to the East, with a radius of 75.00 feet;

Thence Northeasterly upon said curve, through a delta angle of 90°00’00” and an arc length of 117.81 feet to the Southeast right-of-way line of South Access Road per Book 26 at Page 13 of Road Maps, Sequence No. 20140980052, Pima County Records;

Thence North 47°26’07” East 646.08 feet upon said Southeast right-of-way line; Thence South 00°13’54” East 474.84 feet to the Point of Beginning.

EXHIBIT B-II

PIMA COUNTY GEODETIC POINT (IV05)
FND. 2-1/4" STEEL CAPPED PIPE IN
CONC. MKD. "T15S, 30,29,31,32, R14E"
(NE. COR. SEC. 31)
SCALE: 1"=200'
SOUTH ACCESS ROAD (PUBLIC)
BK 26, PG 13 RM SEQ NO. 20140980052
EXISTING 60' ACCESS, UTILITY &
INCIDENTAL PURPOSES EASEMENT
PER DKT. 13506, PG. 1892
S 00°13'54" E 1766.06'
S 00°13'54" E 2670.77'
N 47°26'07" E 646.03'
474.84'
N 00°13'54" W 943.78'
3
POINT OF
BEGINNING
S 89°46'06" W 822.92'
R=75.00'
Δ=90°00'00"
L=117.81'
264,195.2 SF
6.07 ACRES
N 42°32'49" W
56.84'
S 00°13'54" E 468.96'
R=1915.00'
Δ=17°11'12"
L=574.43'
AEROSPACE PARKWAY (PUBLIC)
BK 26, PG 13 RM SEQ NO. 20140980052
(RADIAL)
N 30°14'55" E
PIMA COUNTY
GEODETIC POINT
(IX05) FND. 1-1/2" ACP
MKD. "1/4, 31,32"
(E. 1/4 COR. SEC. 31)

CYPRESS
CIVIL DEVELOPMENT
strength ~ sustainability
2102 N COUNTRY CLUB RD, BLDG 9
TUCSON, ARIZONA 85716
(520) 561-4983

NE 1/4 SECTION 31
TOWNSHIP 15 SOUTH, RANGE 14 EAST
GILA & SALT RIVER MERIDIAN, PIMA COUNTY, ARIZONA
DATE: 01/12/16 - DRAWN BY: JPH

F. ANN RODRIGUEZ, RECORDER
Recorded By: ACA
DEPUTY RECORDER
4948
PCREA
PIMA CO REAL PROPERTY SERVICES
PICKUP

SEQUENCE: 20170690677
NO. PAGES: 3
QCDEED 03/10/2017
15:37:07
PICK UP
AMOUNT PAID: $0.00

QUIT CLAIM DEED

For valuable consideration, Pima County, a political subdivision of the State of Arizona, Grantor, hereby quit claims to the Pima County a political subdivision of the State of Arizona, Grantee, all right, title and interest of Grantor in the following described property situate in Pima County, Arizona:

SEE ATTACHED **EXHIBIT "A"** FOR LEGAL DESCRIPTION

Dated this 9th day of March, 2017.

By: ______________________
Neil J. Konigsberg, Manager, Real Property Services

State of Arizona)
) ss
County of Pima)

This instrument was acknowledged before me this 9th day of March, 2017, by Neil J. Konigsberg, as Manager, of Real Property Services of Pima County, a political subdivision of the State of Arizona.

OFFICIAL SEAL
TIMOTHY C. MURPHY
NOTARY PUBLIC-ARIZONA
PIMA COUNTY
My Comm. Exp. Dec. 28 2016

Notary Public

EXEMPTION: A.R.S. §11-1134.A.3.		Aerospace Parkway: Parcel 1	Right of Way [ ] Parcel [X]
Agent: TM	S/T/R: 31/15/14	BOS approval: 2/21/2017	P [ ] De [ ] Do [ ] E [ ]

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EXHIBIT “A”

LEGAL DESCRIPTION

PARCEL 1

January 12, 2016

That portion of the Northeast quarter of Section 31, Township 15 South, Range 14 East, Gila and Salt River Meridian, Pima County, Arizona, being more particularly described as follows:

Commencing at the Northeast corner of said Section 31, said corner being a 2-1/4 inch steel capped pipe in concrete marked “T15S, 30, 29, 31, 32, R14E”, from which the East one-quarter corner of said Section 31 bears South 00°13’54” East, 2670.77 feet distant, said corner being a 1-1/2 inch aluminum cap marked “1/4, 31, 32”;

Thence South 00°13’54” East 473.52 feet upon the East line of the Northeast quarter of said Section 31 to the Point of Beginning;

Thence continue South 00°13’54” East 1292.54 feet upon said East line;

Thence South 89°46’06” West 822.92 feet;

Thence North 00°13’54” West 474.84 feet to the Southeast right-of-way line of South Access Road per Book 26 at Page 13 of Road Maps, Sequence No. 20140980052, Pima County Records;

Thence North 47°26’07” East 1003.92 feet upon said Southeast right-of-way line;

Thence North 42°33’53” West 50.00 feet upon said Southeast right-of-way line;

Thence North 47°26’07” East 139.20 feet upon said Southeast right-of-way line to the beginning of a curve, turning to the left, concave to the Northwest, with a radius of 431.00 feet;

Thence Northeasterly upon said curve, upon said Southeastright-of-way line, through a delta angle of 2°06’47” and an arclength of 15.90 feet to the Point of Beginning.

PIMA COUNTY GEODETIC POINT (IV05)
FND. 2-1/4" STEEL CAPPED PIPE IN
CONC. MKD. "T15S, 30,29,31,32, R14E"
(NE. COR. SEC. 31)
S 00°13'54" E
473.52'
R=431.00'
Δ=02°06'47"
L=15.90'
POINT OF
BEGINNING
SCALE: 1"=200'
N 42°33'53" W
50.00'
N 47°26'07" E
139.20'
SOUTH ACCESS ROAD (PUBLIC)
BK 26, PG 13 RM SEQ NO. 20140980052
N 47°26'07" E 1003.92'
S 00°13'54" E 1292.54'
S 00°13'54" E 2670.77'
PROPOSED PARCEL 1
705,815.8 SF
16.20 ACRES
N 00°13'54" W 474.84'
EXISTING 60' ACCESS, UTILITY &
INCIDENTAL PURPOSES EASEMENT
PER DKT. 13506, PG. 1892
S 89°46'06" W 822.92'
PIMA COUNTY
GEODETIC POINT
(IX05) FND. 1-1/2" ACP
MKD. "1/4, 31,32"
(E. 1/4 COR. SEC. 31)

DEPICTION OF EXHIBIT "A"

PARCEL 1 BOUNDARY
NE 1/4 SECTION 31
TOWNSHIP 15 SOUTH, RANGE 14 EAST
GILA & SALT RIVER MERIDIAN, PIMA COUNTY, ARIZONA
DATE: 01/12/16 - DRAWN BY: JPH

CYPRESS
CIVIL DEVELOPMENT
strength + sustainability
2102 N COUNTRY CLUB RD, BLDG 9
TUCSON, ARIZONA 85716
(520) 561-4983

EXHIBIT C

WORK LETTER AGREEMENT

This Work Letter Agreement (this “Work Letter”) supplements that certain Lease Agreement (the “Lease”) executed on January 10, 2023 between PIMA COUNTY, a political subdivision of the State of Arizona, as Landlord, and WORLD VIEW ENTERPRISES, INC., a Delaware corporation, as Tenant, which relates to the Leased Property described in the Lease. All capitalized terms used and not specifically defined herein shall have the same meanings set forth in the Lease.

1. Tenant’s Work. TENANT SHALL BE SOLELY AND EXCLUSIVELY RESPONSIBLE FOR THE PERFORMANCE AND COMPLETION OF TENANT’S WORK, INCLUDING, WITHOUT LIMITATION, ALL COSTS RELATED THERETO. TENANT’S WORK SHALL BE PERFORMED IN ACCORDANCE WITH THE FOLLOWING TERMS AND CONDITIONS.

a. Tenant’s Contractor. Prior to commencement of construction of Tenant’s Work, Tenant shall enter into a construction contract with                                      (“Contractor”). Tenant shall be solely responsible for causing Tenant’s Work to be performed by Contractor and any and all subcontractors, suppliers and the like performing services or providing materials for Tenant and/or Contractor.

b. Contractor’s Agreement. All of Tenant’s contractors, including, without limitation, Contractor (as defined in the Work Letter) and any sub-contractors, constructing any alterations, improvements (including Tenant’s Work), additions, utility installations upon the Leased Property, the Premises or any portion thereof, or removing any improvements or fixtures from the Leased Property or the Premises shall sign a “Contractor’s Agreement” in the form attached hereto as Exhibit A, to be provided to Landlord prior to commencement of any such work. All such contractors and subcontractors shall licensed, bonded and in good standing with the Arizona Registrar of Contractors. Contractor(s)/subcontractor(s) who do not currently have a certificate of insurance on file with Landlord shall provide Landlord with a certificate of insurance in which the commercial general liability coverage shall not be less than $1,000,000, combined single limit, naming Landlord and such additional parties as Landlord may determine as additional insureds. It shall be the obligation of Tenant to provide Landlord with a copy of its certificate of occupancy on or prior to the Construction Completion Date.

c. Construction Documents. Tenant shall provide to Landlord for Landlord’s approval a draft set of complete construction plans, specifications and documents (the “Draft Tenant Construction Documents”) ready for permitting for the construction of Tenant’s Work. The Draft Tenant Construction Documents shall clearly indicate the location of all access points for the Leased Property, all utilities to be brought onto the Leased Property (including, without limitation, the location and dimensions of any easements proposed therefor), the size and location of all buildings to be constructed or located upon the Leased Property and all interior plans for such buildings and improvements, including partitions, fixtures, electrical components, mechanical components, and restroom(s) required for the finish of the Premises. Landlord shall have 30 days to respond to the Draft Tenant Construction Documents and either approve such documents or provide requested revisions thereto. If applicable, Tenant shall thereafter have 10 days to revise such Draft Tenant Construction Documents based on Landlord’s requested revisions. Upon Landlord and Tenant’s agreement on the Draft Tenant Construction Documents, Tenant shall submit to Landlord four (4) sets of complete construction plans, specification and documents (the “Tenant Construction Documents”) ready for permitting for the finish of the Premises. Prior to Tenant seeking construction permits for Tenant’s Work and/or construction, Tenant shall provide written notice thereof to Landlord and Landlord will provide Tenant with a letter releasing Tenant to permitting or initiation of construction, as the case may be. All permits for Tenant’s Work will be obtained by Tenant and its sole cost and expense. Notwithstanding the foregoing or anything to the contrary set forth in this Work Letter or the Lease, any easement which may be necessary or desirable for the performance of Tenant’s Work or the operation of the Premises may only be granted by Landlord, which easements shall be upon such terms and conditions, benefit such third parties and be in such locations as Landlord may determine in its sole but reasonable discretion.

d. Construction Schedule. Prior to commencement of construction of any Tenant’s Work, Tenant shall furnish to Landlord in writing a schedule setting forth projected completion dates and copies of all permits for the Improvements.

e. Changes in Tenant’s Work. Should Tenant desire to make any changes to the Tenant Construction or should changes be required by any governmental agency (other than Landlord), such changes and the costs thereof shall be forwarded to Landlord for prompt approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to incorporation into Tenant’s Work. After Landlord’s approval of the changes and the costs thereof, the changes shall be incorporated into the Tenant Construction Documents by means of a change order. If any change in the Tenant Construction Documents allowed by the terms of this Section 1(e) is made, references to the Tenant Construction Documents and Tenant’s Work in this Work Letter and the Lease shall be deemed to mean the Tenant Construction Documents and Tenant’s Work as amended to include such change. If Tenant provided Landlord with notice of a change and cost as provided for herein and Landlord does not object to such changes within 10 days of Tenant providing such notice, Landlord will be deemed to have accepted such change.

f. Prosecution of Tenant’s Work. Following Landlord’s approval of the Tenant Construction Documents and Tenant’s receipt of all permits required for Tenant’s Work, Tenant shall direct Contractor and its subcontractors to immediately commence and diligently pursue construction of Tenant’s Work. All Tenant’s Work shall be performed diligently, in a first-class, workmanlike manner and in accordance with all applicable laws and recorded private covenants, conditions and restrictions affecting the Leased Property. Prior to commencing Tenant’s Work, Tenant shall furnish Landlord with: (i) sufficient evidence that Tenant, Contractor and, as applicable, all subcontractors are carrying such insurance coverage as is required under the Lease and all other insurance reasonably required by Landlord or its lender; and (ii) a Contractor’s agreement executed by each contractor, subcontractor, sub-subcontractor or other party performing any portion of Tenant’s Work, including, without limitation, Contractor. Landlord shall have the right to enter the Leased Property at all times to inspect the work. Tenant shall ensure lien-free completion of the Tenant’s Work, and Tenant shall comply with all provisions of the Lease regarding liens.

2. General Building Requirements.

a. Permits. Tenant will obtain all permits for Tenant’s Work and a certificate of occupancy (or equivalent certificate) from the applicable governmental agencies or authorities for the Premises prior to occupancy.

b. Utilities. Tenant shall cause all water, sewage, natural gas, electricity, and other utility services for the Premises (collectively, “Utilities”) to be separately metered. All costs of construction and providing Utilities to the Leased Property and the Premises shall be borne by Tenant.

c. Workmanship. All Tenant’s Work and other work performed in connection with the Premises shall comply and be in accordance with local, state and national codes in effect at the time of such work. All work done by Tenant shall be executed in a good and workmanship like manner, using all new, first quality materials.

d. County Inspection. Landlord and its representatives will, at all times and upon reasonable advance notice, be entitled to enter upon the Leased Property and the Premises and inspect Tenant’s Work. This provision will not create any obligation on Landlord to conduct any such inspection, however.

EXHIBIT A

TO WORK LETTER

FORM OF CONTRACTOR’S AGREEMENT

CONTRACTOR’S AGREEMENT

The undersigned ______________________, a ______________________ (“Contractor”), hereby agrees to protect, defend, indemnify and hold harmless PIMA COUNTY, a political subdivision of the State of Arizona (“Owner”), and its successors-in-interest and assigns (collectively, the “Indemnitees”), the Indemnitees’ supervisors, board members, directors, representatives, employees, agents and affiliates, and each of their respective directors, officers, members, managers, partners, servants, employees, agents and independent contractors from and against any and all loss, cost, expense, liability, damage, claim and demand incurred in connection with, or arising from, any cause relating to the performance of any work done in, upon, about, over, under or through the Property (as defined below) by Contractor, or its agents, servants, or employees (collectively, “Contractor’s Agents”), including, without limiting the generality of the foregoing, any default in the observance or performance of any of the terms, covenants or conditions of the Contract (as defined below), any injury to persons, including death, or damage to property in connection with the performance of the Contract, or any acts, omissions or negligence of Contractor or Contractor’s Agents or any person claiming by, through or under Contractor or Contractor’s Agents. Contractor hereby agrees that Contractor shall, at Contractor’s sole cost and expense, defend any and all actions brought against any Indemnitee based upon any of the foregoing with attorneys reasonably acceptable to Owner and shall pay any and all costs and expenses incurred in such actions, including, without limitation, court costs and professional fees such as appraisers’, accountants’ and attorneys’ fees, and promptly discharge any judgments arising therefrom. This covenant by Contractor shall survive the expiration or sooner termination of the Contract and the Lease in connection with which Contractor performed the Contract. Indemnitees, their directors, officers, members, managers, partners, servants, employees, agents, affiliates and independent contractors, and each of their respective directors, officers, members, managers, partners, servants, employees, agents and independent contractors shall not be liable for any damage either to person, including death, or property, which is sustained by Contractor or Contractor’s Agents or by any other person or entity claiming through Contractor or Contractor’s Agents or by any other person or entity claiming through Contractor or Contractor’s Agents in connection with Contractor’s or Contractor’s Agents’ performance of the Contract or any subcontracted operations. Contractor hereby agrees to insert the provisions of the preceding sentence in any subcontract relating to the Owner’s property.

Contractor hereby further agrees that Contractor will perform the work and services in connection with the Contract as an independent contractor and not as an employee or agent of Indemnitees.

As used herein, the term “Contract” shall include any agreement, whether oral or written, relating to any work performed and/or required to be performed by Contractor or Contractor’s Agents with respect to the Property. As used herein, the term “Property” means and refers to that certain real property located within the Aerospace Research Campus in Tucson, Arizona, which is more particularly described in Exhibit A-I and generally depicted on Exhibit A-II attached hereto and incorporated herein by reference.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has executed this Contractor’s Agreement on the ____ day of ____________________, 20____.

CONTRACTOR

[INSERT CONTRACTOR’S NAME AND STATE OF ORGANIZATION]

By:
Name:
Its:

[EXHIBITS A-I AND A-II TO BE ATTACHED]

EXHIBIT D

RAYTHEON RESTRICTIONS

•	Buildings should not exceed 40 feet above ground level within in the first 1⁄2 mile of the Raytheon south property line. Any exceptions to this requirement require the review and approval by Raytheon.

•	Facing walls of any structure shall not be within 15 degrees of perpendicularity to the west corner of Building 849.

•	Inside corners of structures shall face to the south (away from Raytheon Facility). Site radio frequency emissions must be reviewed by Raytheon review team.

•	No structures to be located within 200 to 400 feet of the current Hughes Access Road.

•	Buildings should not exceed 40 feet above ground level or have any elevated activities with extended line of site into the Raytheon Facility.

•	No Foreign Owned I Non-NATO country-based Businesses/Corporations.

•	A&D Park facilities, parking lots, access points should not be fed off of South Access Road.

•	No structures or activities within 1500 feet of ITF structures.

EXHIBIT E

FORM OF DEED

WHEN RECORDED, RETURN TO:

SPECIAL WARRANTY DEED

For the consideration of the sum of Ten Dollars ($10.00) and other valuable considerations received, ________________ (“Grantor”), does hereby convey to _______________ (“Grantee”), that certain real property described in Exhibit “A” attached hereto and incorporated herein by reference, situated in Pima County, Arizona (the “Real Property”), together with (a) all appurtenances, hereditaments, easements, rights-of-way, reversions, remainders, development rights, water rights, well rights and air rights appurtenant to the Real Property, (b) any rights of Grantor in and to any adjoining strips or gores of property and any land lying within the bed of any adjoining street, (c) any other rights or privileges appurtenant to such Real Property or used in connection therewith, and (d) any improvements, fixtures, buildings or structures thereon (such property, together with the Real Property, to be collectively referred to herein as the “Property”);

SUBJECT TO: current taxes; patent reservations; all covenants, conditions, restrictions, reservations, easements and declarations or other matters of record; and conditions which a physical inspection or accurate survey of the Property would reveal.

Grantor hereby binds itself and its successors to warrant and defend the title to the Property, as against all acts of Grantor herein and no other, subject to the matters above set forth.

SIGNATURE PAGE FOLLOWS

[SIGNATURE BLOCK, NOTARY BLOCK AND LEGAL DESCRIPTION TO BE INCLUDED]

EXHIBIT F

RIGHT OF FIRST REFUSAL

This Right of First Refusal (“Agreement”) is entered into, effective as of January 10, 2023 (the “Effective Date”), by and between Pima County, a political subdivision of the State of Arizona (“Landlord”) and World View Enterprises, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord is the owner and Tenant is the lessee of certain real property located in Pima County, Arizona, approximately 11.96 acres in size (the “Leased Property”) pursuant to that certain Lease Agreement dated effective as of January 10, 2023 (the “Lease”), and Landlord is the owner and Tenant is the operator of a 16.20 acre parcel adjacent to the Leased Property (the “Space Port Parcel”) pursuant to that certain Space Port Operating Agreement dated effective as of January 19, 2016. Both the Leased Property and the Adjacent Parcel are within an area designated by the Landlord as an Aerospace, Defense, and Technology Business and Research Park and is referred to as the Aerospace Research Campus (ARC) in Tucson, Arizona.

B.	As required by Section 17 of the Lease, Landlord has granted to Tenant an option to purchase the Leased Property (the “Tenant Purchase Option”).

C.

As part of the consideration for the Lease and for the Right of First Refusal Payment of $10,000.00, Landlord desires to grant to Tenant a right of first refusal to purchase property adjacent to, and located to the west of, the Leased Property and Space Port Parcel, as legally described on Exhibit A to this Agreement (the “Adjacent Parcel”), upon the terms and conditions set forth herein.

AGREEMENT

1. Incorporation of Recitals. The recitals above are incorporated in this Agreement as if set forth fully herein. All capitalized terms not defined herein have the meanings set forth in the Lease.

2. Right of First Refusal.

2.1 Term. Landlord hereby grants to Tenant a Right of First Refusal to purchase the Property (“ROFR Option”). This ROFR Option will continue for the Term of the Lease, or until the Landlord sells the Property to a third-party after complying with this Agreement. If the Lease is terminated early for any reason other than Tenant exercising the Tenant Purchase Option to buy the Leased Property, this ROFR Option will also terminate.

2.2 Qualifying Third Party Offer. If Landlord delivers or receives a Qualifying Third Party Offer (as hereinafter defined) to purchase the Property at any time during the Term of the Lease, then Landlord must deliver to Tenant, or its successors or assigns under the Lease, written notice and a copy of the Qualifying Third Party Offer (with any confidential information redacted or removed) (the “First Refusal Notice”). Upon receipt of a First Refusal Notice, Tenant will have thirty (30) days (“Notice Period”) to deliver written notice to Landlord (a “Purchase Notice”) which must specifically indicate that Tenant is exercising its ROFR Option. If Tenant exercises the ROFR Option, Landlord will be obligated to sell the Property to Tenant, and Tenant will be obligated to buy the Property from Landlord, on the same terms set forth in the Qualifying Third Party Offer.

2.3 Sale to Third Party. If Tenant fails to deliver a Purchase Notice to Landlord within the Notice Period, then Landlord may freely sell the Property to the party who sent or received the applicable Qualifying Third Party Offer on terms that are not Materially Different (as hereinafter defined) than those set forth in the First Refusal Notice. Before selling the Property on terms that are Materially Different than those specified in the First Refusal Notice, Landlord must first re-offer the Property to Tenant in accordance with this Section 2. “Materially Different” means any change which results in the net effective sales price being decreased by two percent (2%) or more from the amount set forth in the First Refusal Notice. A “Qualifying Third Party Offer” means any written offer or proposal for the purchase of the Property that is delivered by Landlord to a third party or that is received by Landlord from a third party and is on terms that Landlord is willing to accept.

3. Assignment; Successors. All of the terms, provisions and conditions hereof are binding upon and inure to the benefit of the heirs, successors and assigns of the respective parties.

4. Notices. Any notices required or permitted to be given under the terms of this Agreement, or by law, must be in writing and may be given by personal delivery or certified mail, directed to the parties at the following addresses, or such other address as any party may designate in writing prior to the time of the giving of such notice, or in any other manner authorized by law:

Landlord:	Pima County Administrator
***
***

Tenant:	Chief Executive Officer
World View Enterprises, Inc.
***
***

With copy to:	Cooley LLP
Attn: David L. Crawford
***
***

Any notice given shall be effective when actually received, or if given by certified mail, then 72 hours after the deposit of such notice in the United States mail with postage prepaid.

5. Default. If either party fails or refuses to carry out any provision hereof, the other party will be entitled to such remedy or remedies for breach of contract as may be available under applicable law, including without limitation the remedy of specific performance, if such other party has fully performed all of its obligations hereunder. Time is of the essence hereof.

6. Grantor’s Warranty. Landlord warrants that it has good title to the Property as of the Effective Date and that execution of this Agreement has been duly authorized by the Pima County Board of Supervisors.

7. Modification. This Agreement may not be modified except by a written agreement executed by all parties.

8. Jurisdiction and Venue. This Agreement must be construed in accordance with Arizona law. Jurisdiction for any dispute or claim raised under this Agreement or proceeding brought to interpret the Agreement will lie solely in the State of Arizona, with venue in Pima County.

9. Recording. Upon the execution of this Agreement Landlord and Tenant will execute a Memorandum of Agreement and record it in the Pima County Recorder’s Office.

10. Further Assurances. Each party will take, or cause to be taken, any reasonable actions that are necessary to ensure that both parties’ rights and interests in and under this Agreement are valid and enforceable, including execute and deliver any other documents, certificates, instruments, or agreements reasonably necessary to close the transactions contemplated by this Agreement.

11. Entire Agreement. This Agreement, together with the Lease and documents related to the Lease, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date first set forth above.

WORLD VIEW ENTERPRISES, INC., a Delaware corporation		PIMA COUNTY, a political subdivision of the State of Arizona

By:		By:
	Ryan M Hartman, CEO		Sharon Bronson Chair of the Board of Supervisors

Date:		Date:

ATTEST:

WORLD VIEW ENTERPRISES, INC. a Delaware corporation

Melissa Manriquez
Clerk of the Board of Supervisors

STATE OF ARIZONA	)
) SS.
LANDLORD OF PIMA	)

The foregoing instrument was acknowledged, subscribed and sworn to before me this ____ day of ____________________, 2023, by Sharon Bronson, Chair of the Pima County Board of Supervisors, on behalf of Pima County.

My commission expires: _____________

Notary Public
Printed Name: _____________

STATE OF ARIZONA	)
) SS.
LANDLORD OF PIMA	)

The foregoing instrument was acknowledged, subscribed and sworn to before me this ____ day of ____________________, 2023, by Ryan Hartman, the Chief Executive Officer of World View Enterprises, Inc, a Delaware corporation, on behalf of the corporation.

My commission expires: _____________

Notary Public
Printed Name: _____________